Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [●], between [Insert name of Genenta’s US subsidiary] (the “Company”) and Richard B. Slansky (“Executive,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, Genenta Science S.p.A. (“Parent”) is the parent company of the Company;

WHEREAS, Parent is in the process of an initial public offering (the “IPO”);

WHEREAS, the effectiveness of this Agreement is conditioned on the successful completion of the IPO; and

WHEREAS, effective on the later of the date of the IPO or July 1, 2021 (the “Commencement Date”), the Company desires to employ Executive, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.       Employment; Title; Duties and Location. Contingent on the successful completion of the IPO, the Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein. During the Employment Period (as defined in Section 2 below), Executive shall serve the Company as Chief Financial Officer (“CFO”) and shall report exclusively and directly to the Chief Executive Officer of the Company (the “CEO”). Executive shall perform the duties consistent with Executive’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the CEO from time to time. Subject to Executive’s appointment thereto, and without additional compensation, Executive shall hold such other or additional titles and serve, during the Employment Period, in such other or additional capacities to which Executive may be appointed from time to time in the Company and its affiliated companies, provided such titles and additional capacities are consistent with Executive’s above-stated position and duties. The principal place of performance by Executive of Executive’s duties hereunder shall be in California, although Executive may be required to travel to the Company’s offices in New York City from time to time, as well as other reasonable travel in connection with the performance of Executive’s duties.

2.       Term. Executive’s employment hereunder shall commence on the Commencement Date and continue until terminated pursuant to the terms of Section 6 below (the “Employment Period”).

3.       Compensation. During the Employment Period only (unless otherwise expressly provided for herein), Executive shall be entitled to the following compensation and benefits.

3.1       Salary. Executive shall receive a base salary (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time and subject to applicable withholdings and deductions. Executive’s starting Base Salary shall be at the annual rate of $240,000. From time to time, the Company, at its sole discretion, may review and adjust Executive’s Base Salary, except that Executive’s Base Salary may only be decreased if the decrease is the same, on a percentage basis, for all similarly situated executives due to business conditions.

3.2       Discretionary Bonus. Executive shall be eligible to receive a discretionary bonus (a “Discretionary Bonus”) with respect to each fiscal year of the Company (a “Fiscal Year”) based on the terms and conditions hereof. The amount of any Discretionary Bonus for a Fiscal Year may be up to 30% of Executive’s Base Salary as of the end of such Fiscal Year, based upon an individualized determination, by the CEO, of the achievement of objectives to be set from time to time by the CEO and approved by the Board of Directors of the Company (the “Board”). To be eligible for a Discretionary Bonus, Executive must be employed by the Company at the time such Bonus is paid. Any Discretionary Bonus for a given Fiscal Year shall be paid in the following Fiscal Year as soon as practicable after it is determined that such bonus has been awarded. The payment and amount of any Discretionary Bonus shall be determined in the sole discretion of the Company and is not guaranteed in any way.

3.3       Equity. Subject to the approval of the Board of Directors of Parent or its Compensation Committee, Executive will be granted an equity award (the “Equity Award”) under an equity incentive plan to be adopted by Parent by no later than July 31, 2021 (the “Equity Plan”). The Equity Award will be subject to the terms and conditions of the Equity Plan and an applicable equity award agreement.

3.4       Benefits. Executive shall have the right to receive or participate in all employee benefit programs and perquisites generally established by the Company from time to time for employees similarly situated to Executive, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to the Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites. Subject to the foregoing, the Company anticipates that such employment benefit programs will include, without limitation, medical insurance, dental insurance, vision insurance, and a 401K plan (with a minimal matching program).

3.5       Vacation and Other Paid Time Off. Executive shall be entitled to 20 days of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy.

3.6       Required Taxes and Withholdings. The Company shall withhold from any payments made to Executive (including, without limitation, those made under this Agreement) all federal, state, local or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

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4.       Exclusivity and Best Efforts. During the Employment Period, Executive shall (i) in all respects conform to and comply with the lawful directions and instructions given to Executive by the Company; (ii) devote Executive’s entire business time, energy and skill to Executive’s services under this Agreement; (iii) use Executive’s best efforts to promote and serve the interests of the Company and to perform Executive’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to its employees generally or senior executives; (v) not engage in any other business, profession or occupation for compensation or otherwise; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Executive’s obligations and duties to the Company, provided, however, that the foregoing shall not prevent the Executive from (i) continuing to serve on the boards of directors listed on Exhibit C, (ii) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (iii) managing Executive’s personal affairs and passive personal investments, and (iv) participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

5.       Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 17.2 below (Section 409A Compliance), the Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6.       Termination.

6.1       Death. Executive’s employment shall immediately and automatically be terminated upon Executive’s death.

6.2       Disability. The Company may, subject to applicable law, terminate Executive’s employment due to a Disability by providing written notice of such termination and its effective date to Executive. For purposes of this Agreement, “Disability” means a “disability” that entitles Executive to benefits under the applicable Company long-term disability plan covering Executive and, in the absence of such a plan, that Executive shall have been unable, due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities hereunder for 120 days out of any 365 day period, whether or not consecutive. In the event of any question as to the existence, extent or potentiality of Executive’s Disability upon which the Company and Executive cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and Executive, the cost of such examination to be paid by the Company. If the Company and Executive are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether Executive has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose. This section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

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6.3       For Cause by the Company. The Company may terminate Executive’s employment for Cause, at any time, upon written notice reasonably describing the nature of such Cause. For purposes of this Agreement, the term “Cause” means Executive’s (i) willful misconduct; (ii) willful or gross neglect of Executive’s job duties; (iii) material failure to materially perform Executive’s job duties; (iv) refusal to follow a lawful directive of the Company that is materially related to and consistent with the provisions of Section 1 above; (v) material failure to materially comply with the Company’s policies and practices; (vi) act of moral turpitude, theft, fraud or dishonesty; (vii) commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); (viii) material breach of any material term of a contractual agreement between Executive and the Company, including, without limitation, this Agreement; or (ix) willful act that is (or reasonably would be expected to be) materially damaging or detrimental to the Company; provided, however, that, in the event of conduct described in clauses (iii), (iv), (v) or (viii) that is capable of being cured, Cause shall exist only if the Company provides written notice to Executive reasonably detailing such grounds giving rise to Cause and Executive fails to cure such grounds for Cause to the reasonable satisfaction of the Company within two (2) business days after delivery to Executive of such written notice, if reasonably curable within two (2) business days, or, if not, then within such time as is reasonable under the circumstances, which in no event shall exceed twenty (20) business days. Notwithstanding the foregoing, notice and an opportunity to cure an event giving rise to Cause shall not be required for any event that is the same or of similar to an event that was the subject of a prior notice to cure. Executive’s date of termination in the event Executive’s employment is terminated for Cause shall be the date on which Executive is given notice of termination under this Section 6.3, except, if a notice period is required, Executive’s date of termination shall be upon the expiration of said notice period if Executive fails to previously cure the grounds giving rise to Cause. If, subsequent to termination of Executive’s employment for a reason other than for Cause, the Company learns that, during the Employment Period, Cause existed to terminate Executive’s employment on a ground that would not have required notice and an opportunity to cure, the Company may retroactively designate Executive’s termination of employment to be for Cause under this Section 6.3.

6.4       Resignation by Executive for Good Reason. Executive may resign Executive’s employment hereunder for Good Reason, at any time, provided that Executive provides the Company with ten (10) days’ prior written notice of such resignation and such notice is given within thirty (30) days of when Good Reason first arises. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in Executive’s duties, authority, or responsibilities that would be inconsistent with Executive’s position (other than while Executive is temporarily physically or mentally incapacitated, as permitted under Section 8 below or as required by applicable law), (ii) a material failure by the Company to pay Executive’s compensation as provided for herein, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; (iii) a change in the location of Executive’s principal place of performance from other than that specified in Section 1 above; or (iv) other material breach by the Company of a material provision of this Agreement or any other agreement between the Company and Executive; provided (x) Executive has provided the Company with written notice reasonably detailing the grounds giving rise to Good Reason within thirty (30) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Executive first becomes aware of such grounds, and (y) the Company fails to cure such grounds within thirty (30) days after delivery to it of such written notice. Notwithstanding the foregoing, during the Employment Period, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder for a period of up to sixty (60) days, and in such event such suspension shall not constitute an event pursuant to which Executive may terminate this Agreement with Good Reason; provided, however, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Executive compensation and benefits) during such period of suspension. Executive’s date of termination in the event Executive resigns Executive’s employment for Good Reason shall be the effective date of Executive’s notice of resignation for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Executive’s date of termination shall be the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date that Executive provided notice of the event giving rise to Good Reason or of Executive’s resignation for Good Reason.

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6.5       By the Company Without Cause or By Executive Without Good Reason. The Company may terminate Executive’s employment without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Executive. Likewise, Executive may terminate Executive’s employment without Good Reason upon at least sixty (60) days prior written notice to the Company without any liability. Termination of Executive’s employment without Cause by the Company or without Good Reason by Executive shall not include termination of Executive’s employment due to Executive’s death or Disability.

6.6       Resignation from Other Positions. Upon termination of Executive’s employment for any reason, Executive shall, upon request of the Company, immediately be deemed to have resigned from all boards, offices and appointments held by Executive in or on behalf of the Company. In furtherance hereof, upon Executive’s termination of employment, Executive, at the direction of the Board, shall immediately submit to the Company letter(s) of resignation for any such boards, offices and appointments. If Executive fails to tender such letter(s) of resignation, then the governing body or person with respect to such boards, offices and appointments will be empowered to remove Executive from such boards, offices and appointments.

7.       Effect of Termination of Employment.

7.1       Generally. In the event Executive’s employment with the Company terminates, Executive shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company, except as otherwise provided by this Section 7, in Section 12 below, in any separate written agreement between Executive and the Company or as may be required by law. In the event Executive’s employment with the Company is terminated for any reason, Executive shall receive the following (collectively, the “Accrued Obligations”): (i) Executive’s Base Salary through and including the effective date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the Termination Date; (ii) payment for accrued unused vacation time, subject to the Company’s then current vacation policy, which shall also be paid on the Termination Date; (iii) payment of any vested benefit due and owing under any employee benefit plan, policy or program pursuant to the terms of such plan, policy or program; and (iv) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, which payment shall be made within 30 days after Executive submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Executive’s taxable year following the year in which the expense was incurred.

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7.2       Severance Benefits. In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or by Executive pursuant to Section 6.4 hereof (Good Reason), in addition to the Accrued Obligations, Executive shall be entitled to receive severance benefits (the “Severance Benefits”), subject to and in accordance with the terms of this Section 7.2.

(a)       Severance Benefits Not in Connection with a Change in Control. Except as provided in Section 7.2(b) below, the Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(a).

(i)       Executive shall receive payment of an amount (the “Severance Pay”) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) for the period of one year (the “Severance Period”). The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Separation Agreement (defined in Section 7.2(c) below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 17.2 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

(ii)       Executive shall receive a Discretionary Bonus for the Fiscal Year in which the Termination Date occurs, pro-rated for the portion of such Fiscal Year Executive was employed hereunder. Any such Discretionary Bonus shall be determined and paid in accordance with the terms of Section 3.2 above.

(b)       Severance Benefits in Connection with a Change in Control. In the event that Executive’s employment is terminated by the Company pursuant to Section 6.5 above (without Cause) or by Executive pursuant to Section 6.4 hereof (Good Reason) within ninety (90) days prior to, or twelve (12) months after, a Change of Control (defined in Section 7.2(b)(iii) below), the Severance Benefits shall consist of the payments and benefits provided by this Section 7.2(b).

(i)       Generally. Executive shall receive payment of an amount (the “Severance Pay”) equal to Executive’s Base Salary immediately prior to the Termination Date (or, if Good Reason was attributable to the Company’s failure to pay the minimum amount of Base Salary provided herein, such minimum amount) for the period of two (2) years (the “Severance Period”). The Severance Pay shall be paid in the form of salary continuation pursuant to the terms and conditions of Section 3.1 above, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the Separation Agreement (defined in Section 7.2(c) below), except that, if the Separation Agreement may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 17.2 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment.

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(ii)       Section 280G. If (a) Executive’s termination of employment giving rise Severance Benefits under this Section 7.2(b) results in a “Separation from Service” (within the meaning of Section 409A (defined in Section 17.2 below)) by the Executive, and (b) the Change in Control constitutes a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Benefits shall be subject to mitigation as provided in Treasury Regulations Section 1.280G-1 Q&A 42(c)(5), or, in lieu of the Severance Benefits provided under this Section 7.2(b), Executive, in Executive’s complete and sole discretion, may elect to receive an alternative severance payment (the “Alternative Payment”), not subject to mitigation, payable at the same time the Severance Benefits would otherwise have been paid. Executive must give written notice to Company of such election: (i) within fifteen (15) days prior to the end of the Notice Period after resignation with Good Reason; or (ii) within fifteen (15) days prior to the end of the Notice Period after termination by Company without Cause (each, an “Alternative Payment Notice”). For purposes of this Agreement, the “Alternative Payment” shall be a payment made by Company in the form provided for in Section 7.2(b)(i) above to Executive in an amount equal to the product of 2.99 (or, if Code Section 280G(b)(2)(A)(ii) is amended providing for a safe harbor multiple other than 3, then the multiple as amended, less 0.01) multiplied by Executive’s “base amount” (as defined in Code Section 280G(b)(3)); provided, however, that the amount of the Alternative Payment shall be reduced by the value of acceleration (as determined under Code Section 280G and the regulations thereunder) of any equity, stock options, incentive compensation or deferred compensation accelerated by reason of termination to the extent required to be included in the Executive’s “base amount” pursuant to Code Section 280G. The value (as determined under Code Section 280G and the regulations thereunder) of acceleration of vesting of equity, stock options, incentive compensation or deferred compensation shall be taken into account to the minimum extent necessary so as not to violate Treasury Regulations Section 1.280G-1 Q&A 42(c).

(iii)       Definition of Change in Control. As used herein, “Change in Control” means the occurrence of any of the following events during the Employment Period: (i) any direct or indirect sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the business and/or assets of the Company and/or of Parent; (ii) a direct or indirect merger or consolidation of the Company and/or of Parent, and the Company and/or Parent is not the surviving entity; (iii) a direct or indirect reorganization or liquidation of the Company and/or Parent; (iv) a direct or indirect merger, consolidation, tender offer or any other transaction involving the Company and/or Parent if the equity holders of the Company and/or Parent, as applicable, immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; (v) a change in the composition of the Company’s and/or Parent’s Board as a result of which fewer than a majority of the directors are Incumbent Directors (defined below); or (vi) the consummation of any other transaction involving a significant issuance of the Company’s and/or Parent’s securities, or other material event, that the Company’s and/or Parent’s Board determines to be a Change in Control. As used herein, “Incumbent Directors” means directors of the Company or Parent who either: (A) are directors of the Company or Parent as of the Commencement Date hereof; or (B) are nominated for election to the Board of the Company or Parent with the affirmative votes of at least a majority of the directors of the Company or Parent who are Incumbent Directors (“Approved Successors”) described in (A) above at the time of such nomination; or (C) are nominated for election to the Board of the Company or Parent with the affirmative votes of at least a majority of the directors of the Company or Parent who are Incumbent Directors or their Approved Successors. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company or Parent.

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(c)       Separation Agreement and Other Conditions for Severance Benefits. Provision of the Severance Benefits is conditioned on (i) Executive’s continued compliance in all material respects with Executive’s continuing obligations to the Company, including, without limitation, the terms of this Agreement that survive termination of Executive’s employment with the Company, and (ii) Executive signing (without revoking if such right is provided under applicable law) a separation agreement and release in a form of that provided to Executive by the Company on or about the Termination Date (the “Separation Agreement”). Executive must so execute the Separation Agreement within 60 days following the Termination Date (or such shorter time as may be set forth in the Separation Agreement).

8.       Notice of Termination. In the event Executive elects to terminate Executive’s employment hereunder by resigning with or without Good Reason under Sections 6.4 or 6.5 above, Executive shall provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Company may, in its discretion, waive all or any portion of such Notice Period. The Company may require that, during the Notice Period, or part or parts thereof, Executive does not do any of the following: (i) enter the Company’s premises; (ii) perform any work for the Company; (iii) undertake any work for any third party whether paid or unpaid and whether as an employee or otherwise; (iv) have any contact or communication with any client, customer or supplier of the Company; or (v) have any contact or communication with any employee, officer, director, agent or consultant of the Company. Additionally, during the Notice Period, or any part or parts thereof, the Company may require Executive to do any of the following: (i) perform special projects or perform duties not within Executive’s normal duties (provided such duties are commensurate with Executive’s position and title) or perform some but not all of Executive’s normal duties; and (ii) keep the Company informed of Executive’s whereabouts so that Executive can be contacted if the need arises for Executive to perform any duties provided by clause (i) of this sentence. The Company retains the right to terminate Executive’s employment under Section 6.3 above during the Notice Period.

9.       Confidential Information.

9.1       Protection of Confidential Information. For purposes of Sections 9-14 hereof, the term “Company” shall refer to not only the Company, but also, jointly and severally, any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company (collectively, “Company Affiliates”). During the Employment Period and at all times thereafter, Executive will not, except to the extent necessary to perform Executive’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (defined 9.2 below) of the Company. If it is necessary for Executive to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Executive shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 9, and of which Executive has notice or is aware, Executive shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 9. Executive shall exercise reasonable care to protect all Confidential Information. Executive will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Executive hereby represents and warrants that it shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

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9.2       Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company has furnished or furnishes to Executive, whether before or after the date of this Agreement, or is or becomes available to Executive by virtue of Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Executive acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) that is made available to Executive by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Executive outside or independent of Executive’s performance of Executive’s obligation to render services on behalf of the Company.

9.3       Immunity for Certain Limited Disclosures. Executive acknowledges that Executive has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.4       Permitted Disclosures. Executive also acknowledges that nothing in this Agreement shall be construed to prohibit Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

10.       Intellectual Property.

10.1       The Company’s Proprietary Rights. Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Executive (solely or jointly) during Executive’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during Executive’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Executive conceives or develops such Company Intellectual Property, and Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Executive for such assignment. Executive also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that Executive may have or may accrue in any Company Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Executive shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

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10.2       Waiver. In the event that Executive owns or claims any rights to Company Intellectual Property that cannot be assigned to the Company, Executive irrevocably waives all claims and the enforcement of all such rights against the Company, and their respective officers directors, assigns and licensees, and agrees, at the Company’s request and expense, to consent to and join in any action to enforce the Company’s interests in such Company Intellectual Property. As to any rights to Company Intellectual Property that cannot be assigned to the Company or waived by Executive, Executive irrevocably grants to the Company an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to license and sublicense, to reproduce, create derivative works, distribute, publicly perform and publicly display by all means now known or later developed, any and all such Company Intellectual Property.

10.3       Cooperation Regarding Intellectual Property. Executive agrees to assist the Company, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Company Intellectual Property in the United States and elsewhere. In particular, at the Company’s expense (except as noted in clause (i) below), Executive shall forthwith upon request of the Company execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the Company all of Executive’s right, title, and interest in and to such Company Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Executive agrees to take such action, at Executive’s expense, as is necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine. In the event that Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive in the course of his employment with the Company (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf, and in Executive’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such Company Intellectual Property with the same legal force and effect as if executed or undertaken by Executive.

10.4       No infringement. Executive represents and warrants to the Company that all Intellectual Property Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

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10.5       License to Prior Invention. If Executive in the course of Executive’s employment for the Company incorporates into a Company product Intellectual Property that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company in which Executive has a property right (each, a “Prior Invention”), Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Executive hereby represents and warrants that all Prior Inventions have been listed by Executive on Exhibit A hereto or, if no such list is attached, that there are no Prior Inventions. Executive will not incorporate any Intellectual Property owned by any third party into any Company Intellectual Property without the Company’s prior written permission.

10.6       Severability. The Company and the Executive acknowledge that any provision in this Agreement requiring Executive to assign his rights in any Company Intellectual Property does not apply to Intellectual Property which otherwise qualifies under the provisions of Section 2870 of the California Labor Code or any such equivalent statute from another state. By signing this Agreement, Executive acknowledges receipt of a copy of this Agreement and of written notification of the provisions of Section 2870 (which is attached hereto as Exhibit B).

11.       Non-Disparagement. During and after the Employment Period, Executive shall not make any disparaging statement (verbal, written or otherwise) about the Company or its financial status, business, personnel, directors, officers, consultants, services or business methods. This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business-related intra-Company communications.

12.       Cooperation. During and after the Employment Period, Executive shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Executive for reasonable expenses Executive incurs in fulfilling Executive’s obligations under this Section 12. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Executive or by Executive against the Company.

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13.       Company Property. Executive agrees that all Confidential Information, trade secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, smart phones and other documents (electronic or otherwise), materials and equipment of any kind that Executive has acquired or will acquire during the course of Executive’s employment with the Company are and remain the property of the Company. Upon termination of employment with the Company, or sooner if requested by the Company, Executive agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company. With regard to such documents, materials and records in electronic form, Executive shall first provide a copy to Company, and then irretrievably delete such electronic information from her electronic devices and accounts, including but not limited to computers, phones, personal email accounts, cloud storage accounts, and removable storage media. Executive agrees to provide the Company access to Executive’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Executive acknowledges and agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of the Company at any time with or without notice. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Notwithstanding anything in this Agreement to the contrary, Executive shall be entitled to retain, following Executive’s termination of employment, information showing Executive’s compensation or relating to reimbursement of business expenses incurred by Executive, and copies of this Agreement, any other agreement between Executive and the Company and any Company benefit programs in which Executive participated.

14.       Injunctive Relief and Other Remedies. Executive acknowledges that a breach of Sections 9 through 13 of this Agreement will result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunction, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 9 through 13, restraining Executive from engaging in activities prohibited by Sections 9 through 13 and such other relief as may be required specifically to enforce any of the provisions in Sections 9 through 13. Executive further agrees that, if Executive breaches any of the provisions in Sections 9 through 13 of this Agreement, to the extent permitted by law, Executive shall (i) forfeit Executive’s right to receive the balance of any compensation and/or benefits due Executive under this Agreement; (ii) pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action or transaction constituting a breach of any provision thereof; and (iii) pay over to the Company all costs and expenses incurred by the Company resulting from Executive’s breach (including, without limitation, reasonable attorneys’ fees and expenses in dealing with Executive’s breach or any suits or actions with regard thereto) and for all damages (compensatory, along with punitive) that may be awarded in connection therewith. The provisions of this section shall not limit any other remedies available to the Company as a result of a breach of the provisions of this Agreement or otherwise. Additionally, each of the covenants and restrictions to which Executive is subject under this Agreement, including, without limitation those in Section 9 above, shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

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15.       Representations Regarding Prior Work and Legal Obligations.

15.1       Executive represents and warrants that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts Executive’s ability to accept employment with the Company. Executive further represents and warrants that Executive is not a party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Executive’s ability to perform Executive’s duties and satisfy Executive’s other obligations to the Company, including, without limitation, those under this Agreement.

15.2       Executive represents and acknowledges that Executive has been instructed by the Company that at no time should Executive divulge to or use for the benefit of the Company or any Company Affiliates any trade secret or confidential or proprietary information of any previous employer or entity with which Executive was affiliated or of any other third-party. Executive expressly represents and warrants that Executive has not divulged or used any such information for the benefit of the Company or Company Affiliates and will not do so.

15.3       Executive represents and agrees that the Executive has not and will not misappropriate any intellectual property belonging to any other person or entity.

15.4       Executive acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and Executive affirms that all of the statements included herein are true. Executive agrees that Executive shall defend, indemnify and hold the Company harmless from any liability, expense (including attorneys’ fees) or claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Executive in this Section 15.

16.       D&O Insurance. During the Employment Period and for a reasonable period thereafter, the Company or any successor to the Company (and it shall be a condition of any agreement by the Company with any such successor that such successor) shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other managers, directors and senior officers of the Company.

17.       Miscellaneous Provisions.

17.1       IRCA Compliance. This Agreement, and Executive’s employment with the Company, is conditioned on Executive’s establishing Executive’s identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).

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17.2       Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

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17.3       Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Executive, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Executive are personal services and may not be delegated or assigned. Executive shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Executive’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, in the event Executive becomes employed by a parent, subsidiary or other affiliate of the Company, this Agreement shall thereupon automatically be assigned to such parent, subsidiary or other affiliate and Executive consents to be bound by the provisions of this Agreement for the benefit of the Company and/or any such parent, subsidiary or other affiliate of the Company without the necessity that this Agreement be re-signed at the time of such transfer.

17.4       Right of Set-Off. To the extent permitted by applicable law, the Company may at any time offset against any amounts owed to Executive hereunder or otherwise due or to become due to Executive, or anyone claiming through or under Executive, any debt or debts due or to become due from Executive to the Company.

17.5       Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

17.6       Choice of Law and Forum; Attorneys’ Fees. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to its conflict-of-law principles, except to the extent that Section 17.7 below is governed by the Federal Arbitration Act. The Parties agree that any dispute concerning or arising out of this Agreement or Executive’s employment hereunder (or termination thereof) that is not subject to the arbitration provisions of Section 17.7 below shall be litigated exclusively in an appropriate state or federal court in or closest to San Diego County, California, and hereby consent, and waive any objection, to the jurisdiction of any such court. In the event a litigation or other legal proceeding is commenced to resolve any such dispute, the prevailing party in such litigation or proceeding shall be entitled to recover from the non-prevailing party all of its costs, charges, disbursements and fees (including reasonable attorneys’ fees) incurred in connection with such litigation or proceeding and the underlying dispute.

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17.7       Arbitration.

(a)       Any claim, dispute, or controversy between the Executive and the Company (which, for this purpose, shall include including any of the Company’s partners, affiliated companies, successors, assigns, owners, directors, officers, shareholders, employees, managers, members and agents), including without limitation, those arising out of or relating to this Agreement, Executive’s employment with the Company or the termination thereof shall be submitted to final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”). Notwithstanding the foregoing, the following shall not be subject to mandatory arbitration pursuant to this provision: (i) applications by any Party for temporary or preliminary injunctive relief in aid of arbitration or for the maintenance of the status quo pending arbitration; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance compensation benefits; (iv) to the extent required by law, administrative claims or charges before applicable federal and state administrative agencies (such as the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, and any unfair labor charge which is to be brought under the National Labor Relations Act); and (v) claims that are not legally subject to pre-dispute mandatory arbitration agreements. For avoidance of doubt, nothing in this Agreement prevents or excuses a Party from satisfying any conditions precedent and/or exhausting administrative remedies under applicable law before bringing a claim in arbitration.

(b)       To the maximum extent permitted by applicable law, the Parties agree that any claim each brings may not be initiated, maintained, heard or determined on a class action, collective action, or representative action basis either in court or in arbitration, and that each is not entitled to serve or participate as a class, collective or representative action member or representative or to receive any recovery from a class, collective or representative action involving a claim against the other Party either in court or in arbitration. Any claim brought by one Party may not be joined or consolidated with any other claim that does not involve precisely the same parties. If a Party is included within any class action, collective action, or representative action in court or in arbitration involving a claim against the other Party, such Party will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. Insofar as any claim between the Parties is permitted to proceed on a class action, collective action, or representative action basis, notwithstanding this Section 17.7 it must do so in court pursuant to Section 17.6 above.

(c)       The arbitration process shall be confidential and private and administered by JAMS pursuant to its Employment Arbitration Rules & Procedures in effect at the time the dispute is submitted (the “Arbitration Rules”), which can be found at http://www.jamsadr.com, a copy of which will be provided to Executive upon Executive’s request. Claims must be submitted to JAMS for arbitration in accordance with the Arbitration Rules for commencing an arbitration, and within the applicable statute of limitations. The Parties may file and the arbitrator shall hear and decide at any point in the proceedings any motion permitted by the Federal Rules of Civil Procedure, including but not limited to motions to compel discovery, motions for protective orders, motions to dismiss, motions for summary judgment, and motions in limine. In addition, the arbitration shall be subject to the same burdens of proof and statutes of limitations as if the claim at issue was being heard in the federal or state court provided by Section 17.6 above. The arbitration proceedings will be held before a single, neutral arbitrator in Orange County, California. The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company to the extent required by law. Otherwise, each party shall be solely responsible for paying his/her/its own costs for the arbitration, including, but not limited to attorneys’ fees, except to the extent provided under Section 17.6 above. The arbitrator shall have the authority to award any damages or relief authorized by law. The award of the arbitrator shall be in writing and shall contain the arbitrator’s factual findings, legal conclusions and reasons for the award. The award may be entered as a judgment in any court with jurisdiction over either Executive or the Company. Either Party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. To the extent any of the terms, conditions or requirements of this Agreement conflict with the Arbitration Rules, the terms, conditions or requirements of this Agreement shall govern.

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(d)       Notwithstanding any provision of the Arbitration Rules to the contrary, any issue concerning the validity or enforceability of any of the class action, collective action, and representative action waivers contained in this Agreement (“Waivers”) shall be governed by and determined under and in accordance with the FAA and shall be decided by a court of competent jurisdiction pursuant to Section 17.6 above. Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement (except for issues concerning the validity or enforceability of the class action, collective action, or representative action Waivers) must be resolved by the arbitrator, not the court.

17.8       Notices.

(a)       Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)       If to Executive, to Executive’s address on the books and records of the Company.

(ii)       If to the Company, to _______________, or at such other mailing address, email address or facsimile number as it may have furnished in writing to Executive.

(b)       Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

17.9       Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Executive’s employment hereunder, including without limitation Sections 9-14 and 17 hereof, shall survive the termination of this Agreement and of Executive’s employment hereunder for any reason.

17.10       Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

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17.11       Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

17.12       Voluntary and Knowing Execution of Agreement. Executive acknowledges that (i) Executive has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Executive fully understands the terms of this Agreement, and (iii) Executive is executing this Agreement voluntarily, knowingly and willingly and without duress.

17.13       Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

17.14       Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.15       Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including such signed counterparts) may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

Richard B. Slansky

[Insert name of Genenta’s US subsidiary]

By:
Name:
Title:

[Signature page to Employment Agreement.]

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EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

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EXHIBIT B

INVENTION ASSIGNMENT NOTICE

In accordance with Section 2872 of the California Labor Code, you are hereby notified that the invention assignment provisions of the Confidentiality, Assignment of Inventions and Non-Solicitation Agreement which you have signed do not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention which was developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)       Result from any work performed by the employee for the employer.

RECEIPT ACKNOWLEDGED

Signed:	Dated:

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EXHIBIT C

OUTSIDE BOARDS AND MEMBERSHIPS

Board Seat

1.	Matterhorn Shoppes, Inc. – commercial real estate leasing (Director and Secretary/Treasurer)
2.	Hypnoz Therapeutic Devices, Inc. – airway device company (Director and Secretary/Treasurer)
3.	Nuclear RNA Networks, Inc. – small biopharma company (Director and Assistant Secretary/Treasurer)
4.	Parabilis Space Technologies, Inc. – small aerospace company (Board Chair and Secretary)

Member

1.	Sky View Inn, LLC – family country inn (Member)

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